UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report:  March 30, 2009
(Date of earliest event reported)

Hawk Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13797	34-1608156
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Public Square, Suite 1500, Cleveland, Ohio 44114
(Address of principal executive offices including zip code)

(216) 861-3553
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2009, the Compensation Committee of the Board of Directors of Hawk Corporation (“Hawk”) approved the Second Amended and Restated Employment Agreement (the “Employment Agreement”) between Hawk and Ronald E. Weinberg, Hawk’s chairman of the board and chief executive officer.

The amendments to the Employment Agreement:

  reflect the current amount of Mr. Weinberg’s salary of $750,000 annually;
  extend the term of the Employment Agreement to December 31, 2014;
  state that Mr. Weinberg will receive a bonus in the sole discretion of the Hawk’s compensation committee which bonus could be pursuant to an annual incentive plan or otherwise;
  clarifies that Mr. Weinberg will serve as Hawk’s chief executive officer, chairman of the board or both, as may be determined by Mr. Weinberg and Hawk;
  allow Mr. Weinberg to terminate his employment for “good reason” with “good reason” defined as (1) any action by Hawk which materially diminishes Mr. Weinberg’s authorities, duties or responsibilities, including a requirement that Mr. Weinberg report to another officer instead of the board of directors, (2) a material change in the location of Hawk, (3) a material diminution of Mr. Weinberg’s salary, or (4) a material diminution in the budget over which Mr. Weinberg has authority;
  include an additional definition of “cause”;
  revise the payment that Mr. Weinberg would receive upon termination of his employment without cause or for good reason in that Mr. Weinberg would receive, in a lump sum payment, an amount equal to base wages for the remainder of the term of the Employment Agreement and an amount equal to the total bonuses that he received for the number of years preceding his termination equal to the number of years remaining of the term of the Employment Agreement (but in no event for purposes of this calculation will the remainder of the term be less than three years) ; and
  revise the non-compete and non-solicit/hire provisions.
In addition, on March 30, 2009, Hawk’s Compensation Committee approved the Annual Incentive Compensation Plan (the “Plan”), subject to approval of the Plan by Hawk’s shareholders.  The Plan is intended to meet the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code.  The Compensation Committee also established the corporate performance goal that will be used to determine the amounts that may be paid out as incentive compensation awards for 2009 under the Plan, payable in 2010.  For 2009, the participants in the Plan are Hawk’s four executive officers.  Under the Plan, the Compensation Committee also established individual performance goals for the participants for 2009, which goals could reduce, in the discretion of the Compensation Committee, the incentive awards.  For 2009, the corporate performance goal established by the Compensation Committee is based on Hawk’s earnings before interest, taxes, depreciation and expenses (before consideration of the incentive awards paid under Hawk’s incentive compensation plans).  Under the terms of the Plan, no participant will be assigned an incentive award greater than $4,000,000 for any year.  The awards under the Plan are subject to approval of the Plan by Hawk’s shareholders at the 2009 Annual Meeting.

The foregoing descriptions of the Employment Agreement and the Plan are not complete and are qualified in their entirety by reference to the full and complete terms of the Employment Agreement and the Plan, which are attached to this current report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01.                     Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Second Amended and Restated Employment Agreement dated March 31, 2009 by and between Hawk Corporation and Ronald E. Weinberg

10.2	Hawk Corporation Annual Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWK CORPORATION

Date: Apriil 3, 2009	By:	/s/ Thomas A. Gilbride
Thomas A. Gilbride
Vice President - Finance and Tresurer

EXHIBIT INDEX

Exhibit Number                                           Description

10.1	Second Amended and Restated Employment Agreement dated March 31, 2009 by and between Hawk Corporation and Ronald E. Weinberg

10.2	Hawk Corporation Annual Incentive Compensation Plan